EXHIBIT 99

                                         Press Release


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PRESS RELEASE

                     Contact: Paul W. Pryor, Chief Executive Officer Redwood Financial, Inc.
                                    (507) 637-8730

                                    George Tesch
                                    Olivia Bancorporation, Inc.
                                    (320) 523-5120

                                    For Immediate Release
                                    November 4, 1996

        OLIVIA BANCORPORATION, INC. AND SUBSIDIARY SIGN LETTER OF INTENT
                    TO BE ACQUIRED BY REDWOOD FINANCIAL, INC.

        Redwood Falls, Minnesota -- November 4, 1996 -- Redwood Financial, Inc. ("Redwood"), Redwood Falls, Minnesota, the holding company of Redwood Falls Federal Savings and Loan Association (the "Association") and Olivia Bancorporation, Inc. ("Olivia") which owns 97.6% of the outstanding stock of American State Bank of Olivia (the "Bank") announced today the signing of a letter of intent ("Letter") providing for the acquisition of Olivia and the Bank by Redwood.

        Under the terms of the Letter, Redwood will pay an aggregate of $4.375 million in cash. The transaction will be accounted for as a purchase.

        Olivia, the Bank and Redwood approved the Letter which is anticipated to be replaced by a definitive merger agreement. If the definitive merger agreement has not been executed within 45 days of the date of the execution of the Letter (unless extended) the Letter will terminate. The transaction is subject to certain contingencies including satisfaction of applicable federal and state regulatory requirements and completion of a due diligence examination by Redwood. Olivia and the Bank have agreed not to enter into any discussions or negotiations with any third parties regarding the sale of Olivia and/or the Bank or any of their assets.

        The Bank is a Minnesota chartered commercial bank headquartered in Olivia, Minnesota. The Bank has two full service offices located in Renville
County,  Minnesota.  The Bank's  deposits are  federally  insured by the Federal
Deposit Insurance Corporation ("FDIC"). At September 30, 1996, the Bank had total assets and stockholders' equity of $28.9 million and $2.8 million, respectively.

        The Association is a federally chartered stock savings and loan association headquartered in Redwood Falls, Minnesota. The Association has two full service offices located in Redwood


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and Renville  Counties,  Minnesota.  The  Association's  deposits are  federally insured by the FDIC. The Association is a community oriented, full service retail savings and loan association offering traditional mortgage loan products. At September 30, 1996, Redwood, on a consolidated basis, had total assets and stockholders' equity of $51.0 million and $13.2 million, respectively.

        The common stock of Redwood (trading symbol "REDW") is listed on the OTC Bulletin Board of Nasdaq.